UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


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                         SENTINEL GROUP FUNDS, INC.

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Thank you for providing us the opportunity to share with you information regarding the reorganization of the Sentinel Growth Index and Sentinel Flex Cap Opportunity Funds.

BACKGROUND. At current asset levels, the Growth Index Fund requires waivers and reimbursement to maintain its targeted expense ratio. Based on, among other things, the sales and redemption activity in this Fund, we believe its prospects for material growth in assets is poor. The Fund's Board of Directors has determined that continuing at status quo is not in the best interests of the Fund and its shareholders. Of the alternatives, liquidating the Fund leaves a shareholder uninvested and typically has tax consequences. The proposed reorganization is intended to be a tax-free transaction that would keep investors in a large cap growth strategy.

We reference the comparison document you provided to us ("Comparison") in our remarks below.

INVESTMENT OBJECTIVE. We would note that the Flex Cap Opportunity Fund's current principal investment strategy focuses on stocks of all capitalization sizes. However, that strategy will be modified to focus on large cap growth stocks as indicated by the Comparison. Therefore, it is important to note that the Flex Cap Opportunity Fund's historical performance is based on multi-cap rather than the large cap investment strategy.

INVESTMENT RISK. We would note that an investment strategy that focuses on a set universe of stocks included in an index may at times be riskier than an investment strategy with a broader universe of stocks available. For example, it would not be possible to avoid stocks with riskier characteristics such as weak financial strength or product concentration if such stocks were included in the relevant index. Therefore, the Flex Cap Opportunity Fund's investment risk is not necessarily higher than the Growth Index Fund's investment risk. Also, we expect to attempt to manage the investment risk of the Flex Cap Opportunity Fund, as we do with all the portfolios we manage. Note, a comparison of investment risks between the two Funds is included in the proxy statement.

TRADING COSTS. We would note that the trading costs for the Flex Cap Opportunity Fund may be, but are not necessarily expected to be, higher then the Growth Index Fund. Although the Growth Index Fund is expected to have relatively low portfolio turnover, it is required to make a number of relatively small trades on a daily basis to keep its portfolio in line with the relevant index.

MORNINGSTAR RATING AND PERFORMANCE. The Flex Cap Opportunity Fund's historical performance has limited relevance. First, the bulk of the Fund's comparatively poor historical performance was produced by a subadvisor, Fred Alger Management, whose contract was terminated 20 months ago. In addition, if the reorganization is approved, the Fund will operate under a modified investment strategy (as described above and in the proxy statement) and will add a new Portfolio Co-Manager, Mr. Manion, who has successfully managed a large cap strategy for some time.

In addition, the Flex Cap Opportunity Fund is not experiencing "increased fees." Rather, the fee schedules to be paid by surviving Fund are exactly the same as the fee schedules the Flex Cap Opportunity Fund currently pays. Further, the Flex Cap Opportunity Fund's pro forma total expenses are actually substantially less than its actual expenses, as reported in the proxy statement. Therefore, we are not certain of the relevance of adjusting the Flex Cap Opportunity Fund's three-year return in the manner suggested in the Comparison.

Last, the Flex Cap Opportunity Fund is not expected to be the accounting survivor of the reorganization. Therefore, the Flex Cap Opportunity Fund's historical performance record would not survive.

EXPENSES. The higher total expenses consist of two components: a higher advisory fee and a higher Rule 12b-1 fee. The higher advisory fee is reflective of the additional costs involved in actively managing a fund. Therefore, your trust clients would be receiving additional services in exchange for the fee.

The maximum Rule 12b-1 fee for the Class A shares of the Flex Cap Opportunity Fund is 0.10% higher than the Class A shares of the Growth Index Fund. However, the Growth Index Fund current prospects for material growth in assets appears to be poor. A higher 12b-1 fee would be expected to assist the marketing efforts and, therefore, asset growth. In addition, Sentinel Advisors Company and/or its affiliates have agreed to cap the total expenses of the Flex Cap Opportunity Fund for at least twelve months after the reorganization at 0.10% less than the pro forma total expense ratio. While this cap is expected to benefit the Class B and Class C shareholders to a certain extent, we understand your clients are primarily, if not entirely, invested in Class A shares.

Last, we remind you that the Fund's Board of Directors has recommended a vote for the reorganization of the Growth Index Fund.


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